Exhibit 5.1

K&L GATES LLP 1 PARK PLAZA TWELFTH FLOOR IRVINE, CA 92614 T +1 949 253 0900 F +1 949 253 0902 klgates.com

January 31, 2022

Veritone, Inc.

2420 17th St., Office 3002

Denver, Colorado 80202

Ladies and Gentlemen:

We have acted as counsel to Veritone, Inc., a Delaware corporation (the “Company”), in connection with the preparation and filing of a Registration Statement on Form S-3 (the “Registration Statement”) with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Securities Act”), relating to the resale from time to time by the selling stockholders identified in the prospectus constituting a part of the Registration Statement (the “Selling Stockholders”) of an aggregate of 1,704,823 shares (the “Shares”) of the Company’s common stock, $0.001 par value per share (the “Common Stock”) that have been issued to the Selling Stockholders , and up to 1,055,365 additional shares of the Company’s common stock, $0.001 par value per share (the “Additional Shares”) that may be issued to the Selling Stockholders, in each case pursuant to that certain Agreement and Plan of Merger, dated as of July 21, 2021 (the “Pandologic Merger Agreement”), by and among the Company, Pandologic Ltd., a company incorporated under the laws of the State of Israel (“Pandologic”), Melisandra Ltd., a company incorporated under the laws of the State of Israel and a wholly-owned subsidiary of the Company, and Shareholder Representative Services, LLC, a Colorado limited liability company. The Additional Shares will be issued to the Selling Stockholders if Pandologic achieves in full all of the revenue milestones set forth in the Pandologic Merger Agreement. This opinion letter is being furnished to you in accordance with the requirements of Item 601(b)(5) of Regulation S-K.

You have requested our opinion as to the matters set forth below in connection with the Registration Statement. For purposes of rendering the opinions expressed below, we have examined the Registration Statement, the Company’s Third Amended and Restated Certificate of Incorporation, the Company’s Amended and Restated Bylaws, and the Pandologic Merger Agreement. We have also made such investigations of law as we have deemed appropriate. We have examined and relied upon certificates of public officials and, as to certain matters of fact that are material to our opinions, we have also relied on a certificate of an officer of the Company. In rendering our opinion, we have made the assumptions that are customary in opinion letters of this kind. We have not verified any of these assumptions.

Further, with respect to the Additional Shares, we have assumed the achievement in full of all applicable revenue milestones set forth in the Pandologic Merger Agreement.

The opinions expressed in this opinion letter are limited to the Delaware General Corporation Law. We are not opining on, and we assume no responsibility for, the applicability to or effect on any of the matters covered herein of (a) any other laws; (b) the laws of any other jurisdiction; or (c) the laws of any county, municipality or other political subdivision or local governmental agency or authority.

Based upon and subject to the foregoing and in reliance thereon, we are of the opinion that:

(1)    The Shares have been validly issued and are fully paid and non-assessable.

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(2)    The Additional Shares have been duly authorized by the Company and, when issued and delivered in accordance with the terms of the Pandologic Merger Agreement, will be validly issued, fully paid and nonassessable.

We assume no obligation to update or supplement any of our opinions to reflect any changes of law or fact that may occur after the date hereof.

We hereby consent to the filing of this opinion letter as an exhibit to the Registration Statement and to the reference to this firm in the Prospectus under the caption “Legal Matters.” In giving our consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations thereunder.

Yours truly,

/s/ K&L Gates LLP

K&L Gates LLP